Rise Intersects High Grade Gold over 1 km below Idaho-Maryland Mine

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New intercepts assay 23.7 gpt gold over 4.5 m & 10.9 gpt gold over 2.9 m

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Individual assays up to 230 gpt gold over 0.4 m (6.7 oz per ton over 1.4 ft)

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New drill intercepts located +1,000 m below historic production areas of I-M Mine

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I-M historic production of 2.4 M oz gold @ 17 gpt over vertical distances of 310 - 475 m

August 7, 2018 – Vancouver, British Columbia – Rise Gold Corp. (CSE: RISE, OTCQB: RYES) (“Rise Gold” or the “Company”) is pleased to announce additional assay results from on-going diamond core drilling at the Idaho-Maryland (“I-M”) Gold Project.

Drillhole B-18-05 previously extended the Brunswick veins to a vertical depth of ~475 m below the B1600 level with an intercept which assayed 22.4 gpt gold over 5.2 m (see Rise Gold news release dated July 23rd 2018).

Drillhole B-18-05 was continued to target the down-dip extension of the Idaho Veins and intersected two new veins which are believed to correlate with the Idaho 3 Vein system. The first, named the IB30 Vein, assayed 23.7 gpt gold over 4.5 m at a downhole depth of 1,590 m. The IB30 Vein is an important gold-bearing structure and is interpreted to be the down-dip extension of the Idaho 3 Vein system. The interval adjacent to the quartz vein was exceptionally high grade and assayed 230 gpt (6.7 oz/ton) gold over 0.4 m. A wide zone of alteration and lower grade gold mineralization surrounds the IB30 Vein with the entire zone averaging 6.9 gpt gold over 18.0 m.

Assays are pending for several other quartz veins intersected between the IB30 and IB50 Veins.

Rise Gold plans additional drilling to confirm the orientation and up-dip extension of these veins towards the Idaho vein system. Figures 1 & 2 illustrate these intersections in relation to the historic mine workings; a summary of the assay highlights are presented in Table 1.

Benjamin Mossman, CEO of Rise Gold commented “These deep drill intercepts demonstrate the large exploration potential of the Idaho-Maryland Gold Project. To be able to hit deep high-grade gold mineralization with a single blind hole speaks to the great strength of this gold system. Rise has intersected multiple zones of important gold mineralization in all five holes completed to date. This deposit is known for hosting exceptionally continuous gold veins and every drill hole reinforces our belief that the Idaho-Maryland is one of the most exciting high-grade gold projects in America.”

TABLE 1 – New Drill Intercept Highlights from B-18-05

Hole	From (m)	To (m)	Gold (gpt)	Intercept Length (m)	Estimated True Width (m) *	Vein
B-18-05	1590.1	1594.6	23.7	4.5	3.2	IB30
Including	1593.6	1594.0	230.0	0.4
B-18-05	1887.5	1890.4	10.9	2.9	2.0	IB50
Including	1889.4	1889.9	61.0	0.5

* The core angle of the quartz vein was observed to be ~45 degrees which suggests a true width of ~70% of the intercept length.

Drillhole B-18-05 final downhole depth of 1,910 m, collared at an azimuth of ~40 degrees and inclination of -77 degrees horizontal.

FIGURE 1 – Isometric view of B-18-05 showing correlation with Idaho Veins

FIGURE 2 – Section of B-18-05 illustrating relationship between deep intercepts and I-M Mine

Quality Control and Assay Methods

Dr. Dirk Meckert, P.Geo,  the qualified person for the exploration drill results disclosure contained in this news release, has studied the drill core discussed in this news release, and has reviewed the analytical and quality control results.

Benjamin Mossman, P.Eng, CEO of Rise Gold, is the qualified person for the historic production disclosure contained in this news release. Historic production at the Idaho-Maryland Mine is disclosed in the Technical Report on the Idaho-Maryland Project dated June 1st, 2017 and available on

Rise has implemented a quality control program for its drill program to ensure best practice in the sampling and analysis of the drill core. This includes the insertion of blind blanks, duplicates and certified standards. HQ- and NQ-sized drill core is saw cut with half of the drill core sampled at intervals based on geological criteria including lithology, visual mineralization, and alteration. The remaining half of the core is stored on-site at the Company’s warehouse in Grass Valley, California. Drill core samples are transported in sealed bags to ALS Minerals analytical assay lab in Reno, Nevada.

All gold assays were obtained using a method of screen fire assaying. This procedure involves screening a large pulverized sample of up to 1 kg at 100 microns. Any +100 micron material remaining on the screen is retained and analyzed in its entirety by fire assay with gravimetric finish and reported as the Au (+) fraction result. The –100 micron fraction is homogenized and two sub-samples of 30-50 grams are analyzed by fire assay with AAS finish. If the grade of the material exceeds 10 gpt the sample is re-assayed using a gravimetric finish. The average of the two results is taken and reported as the Au (-) fraction result. All three values are used in calculating the combined gold content of the plus and minus fractions.

About Rise Gold Corp

Rise Gold is an exploration-stage mining company. The Company’s principal asset is the historic past-producing Idaho-Maryland Gold Mine located in Nevada County, California, USA. The Idaho-Maryland Gold Mine is one of the United States’ greatest past producing gold mines with total past production of 2,414,000 oz of gold at an average mill head grade of 17 gpt gold from 1866-1955. Historic production at the Idaho-Maryland Mine is disclosed in the Technical Report on the Idaho-Maryland Project dated June 1st, 2017 and available on  Rise Gold is incorporated in Nevada, USA and maintains its head office in Vancouver, British Columbia, Canada.

On behalf of the Board of Directors:

Benjamin Mossman

President, CEO and Director

Rise Gold Corp.

For further information, please contact:

RISE GOLD CORP.

Suite 650, 669 Howe Street

Vancouver, BC V6C 0B4

T: 604.260.4577

info@risegoldcorp.com

www.risegoldcorp.com

The CSE has not reviewed, approved or disapproved the contents of this news release.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of applicable securities laws. Forward-looking statements are frequently characterized by words such as “plan”, “expect”, “project”, “intend”, “believe”, “anticipate”, “estimate” and other similar words or statements that certain events or conditions “may” or “will” occur.

Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. Such forward-looking statements are subject to risks, uncertainties and assumptions related to certain factors including, without limitation, obtaining all necessary approvals, meeting expenditure and financing requirements, compliance with environmental regulations, title matters, operating hazards, metal prices, political and economic factors, competitive factors, general economic conditions, relationships with vendors and strategic partners, governmental regulation and supervision, seasonality, technological change, industry practices, and one-time events that may cause actual results, performance or developments to differ materially from those contained in the forward-looking statements.  Accordingly, readers should not place undue reliance on forward-looking statements and information contained in this release. Rise undertakes no obligation to update forward-looking statements or information except as required by law.